Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Net Income Per Share of $4.32, Up

54.3%, and Record Core Operating Income Per Share of $4.92, Up

16.6%; Consolidated Net Premiums Written of $11.95 Billion, Up

16.1%, or 16.8% in Constant Dollars, with P&C Up 10.4% and

Combined Ratio of 85.4%; Year-to-Date Net Income Per Share of

$8.84, Up 20.3%, and Record Core Operating Income Per Share of

$9.32, Up 15.8%

●

Net income was $1.79 billion, up 50.7%, and core operating income was a record $2.04 billion, up 13.9%. For the six months, net income was $3.69 billion, up 17.2%, and core operating income was a record $3.89 billion, up 12.9%.

●	P&C net premiums written of $10.68 billion were up 9.8%, or 10.4% in constant dollars.

●

Global P&C premiums, which exclude Agriculture, were up 10.2%, or 10.9% in constant dollars, with commercial lines up 11.1% and consumer lines up 10.5%. North America was up 10.6%, with personal lines growth of 10.8% and growth of 10.5%, or 14.0% excluding financial lines, in commercial lines. Overseas General was up 9.3%, or 10.9% in constant dollars, with growth of 11.9% in commercial lines and 9.5% in consumer lines; Asia Pacific was up 17.4% and Europe was up 10.5%.

●

P&C underwriting income was $1.43 billion with a combined ratio of 85.4%. P&C current accident year underwriting income excluding catastrophe losses was $1.63 billion, up 9.4%, leading to a record combined ratio of 83.3%. Global P&C current accident year underwriting income excluding catastrophe losses was a record $1.55 billion, up over 10%.

●	Pre-tax and after-tax catastrophe losses were $400 million and $319 million, respectively, compared with $291 million and $241 million, last year.

●	Life Insurance net premiums written increased 126.1%, or 127.6% in constant dollars, to $1.27 billion. Life Insurance segment income was $254 million, up 140.3%.

●	Pre-tax net investment income was $1.14 billion, up 28.9%, and adjusted net investment income was $1.24 billion, up 30.6%. Both were records.

●	Annualized return on equity (ROE) was 13.6% and annualized core operating ROE was 13.8%. Annualized core operating return on tangible equity (ROTE) was 21.0%.

ZURICH – July 25, 2023 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2023 of $1.79 billion, or $4.32 per share, and core operating income of $2.04 billion, or $4.92 per share. Book value per share and tangible book value per share increased 0.6% and 0.2%, respectively, from March 31, 2023, and now stand at $128.75 and $78.97, respectively. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $1.23 billion in the company’s investment portfolio.

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Chubb Limited News Release

Chubb Limited

Second Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

		As Adjusted			As Adjusted

				(Per Share)

	2023	2022	Change	2023	2022	Change

Net income	$1,793	$1,190	50.7%	$4.32	$2.80	54.3%

Cigna integration expenses, net of tax	9	2	NM	0.02	0.01	100.0%

Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	4	5	(20.0)%	0.01	0.01	-

Adjusted net realized (gains) losses, net of tax	231	564	(59.0)%	0.55	1.32	(58.3)%

Market risk benefits (gains) losses, net of tax	7	33	(78.8)%	0.02	0.08	(75.0)%

Core operating income, net of tax	$2,044	$1,794	13.9%	$4.92	$4.22	16.6%

Annualized return on equity (ROE)	13.6%	8.9%

Core operating return on tangible equity (ROTE)	21.0%	18.6%

Core operating ROE	13.8%	12.4%

“As Adjusted”: Financial data for 2022 is adjusted, as applicable, and presented in accordance with the LDTI U.S. GAAP guidance adopted on 1/1/2023. Refer to page 8 for additional information.

For the six months ended June 30, 2023, net income was $3.69 billion, or $8.84 per share, and core operating income was $3.89 billion, or $9.32 per share. Book and tangible book value per share increased 5.7% and 8.9%, respectively, from December 31, 2022. Book value was favorably impacted by after-tax net realized and unrealized gains of $472 million in the company’s investment portfolio. In addition, changes in discount rates on long-duration contracts and net losses from market risk benefits resulted in realized and unrealized losses of $286 million.

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Chubb Limited

Six Month Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

		As Adjusted			As Adjusted

				(Per Share)

	2023	2022	Change	2023	2022	Change

Net income	$3,685	$3,143	17.2%	$8.84	$7.35	20.3%

Cigna integration expenses, net of tax	28	2	NM	0.07	0.01	NM

Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	2	14	(85.7)%	-	0.03	NM

Adjusted net realized (gains) losses, net of tax	49	298	(83.6)%	0.12	0.70	(82.9)%

Market risk benefits (gains) losses, net of tax	122	(16)	NM	0.29	(0.04)	NM

Core operating income, net of tax	$3,886	$3,441	12.9%	$9.32	$8.05	15.8%

Annualized return on equity (ROE)	14.3%	11.5%

Core operating return on tangible equity (ROTE)	20.2%	18.0%

Core operating ROE	13.2%	12.0%

For the six months ended June 30, 2023 and 2022, the tax expenses (benefits) related to the table above were $(9) million and $(1) million, respectively, for Cigna integration expenses; $7 million and $(6) million for amortization of fair value adjustment of acquired invested assets and long-term debt; $(107) million and $(63) million, respectively, for adjusted net realized gains and losses; and $885 million and $714 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had another simply outstanding quarter – in fact, a record, which contributed to a record six months. Our financial performance included double-digit premium revenue and earnings growth supported by world-class P&C underwriting results and an 85.4% combined ratio, record net investment income, and a doubling of our life earnings. For the quarter, core operating income and income per share were up 13.9% and 16.6%, respectively, and for the first six months, they were up 12.9% and 15.8%. Our operating earnings for the quarter topped $2 billion for the first time. We produced an annualized core operating ROE of 13.8%, with a return on tangible equity of 21%.

“Our exceptional underwriting performance was driven by strong P&C premium revenue growth, excellent current accident year underwriting margins with a record combined ratio of 83.3%, favorable prior period reserve development, and a moderate level of catastrophe losses. On the investment side, record adjusted net investment income was up $290 million, or 30.6%, over prior year. Our investment income run rate will continue to grow as we reinvest cash flow at higher rates and compound income.

“Our total company net written premium growth of 16.8% in constant dollars was balanced and broad-based, driven by double-digit growth in our commercial and consumer P&C businesses in North America and

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internationally, and 127.6% growth in our life business. The Global P&C constant dollar growth rate of 10.9% was the best we’ve seen in the last seven quarters. Global P&C premiums in North America grew 10.6%, with our consumer business up 10.8% and our commercial business up 10.5%, or 14% excluding financial lines. In our Overseas General division, premiums grew 10.9% in constant dollars, with strong growth of 17.4% in Asia and 10.5% in Europe.

“The level of rate increases overall in North America commercial P&C accelerated in the quarter to 8.7%, or 12.6% excluding financial lines, driven by increases in both property and casualty lines of business of 22% and 8.9%, respectively. Price increases, which take into account exposure, were even greater.

“We have a lot of momentum heading into the second half. As I look ahead, we remain confident in our ability to continue the pattern of growth in revenue and earnings, and, in turn, drive double-digit EPS growth.”

Operating highlights for the quarter ended June 30, 2023 were as follows:

		As Adjusted

Chubb Limited	Q2	Q2

(in millions of U.S. dollars except for percentages)	2023	2022	Change

Consolidated

Net premiums written (increase of 16.8% in constant dollars)	$11,951	$10,293	16.1%

P&C

Net premiums written (increase of 10.4% in constant dollars)	$10,681	$9,731	9.8%

Underwriting income	$1,425	$1,441	(1.1)%

Combined ratio	85.4%	84.0%

Current accident year underwriting income excluding catastrophe losses	$1,625	$1,485	9.4%

Current accident year combined ratio excluding catastrophe losses	83.3%	83.5%

Global P&C (excludes Agriculture)

Net premiums written (increase of 10.9% in constant dollars)	$9,914	$8,993	10.2%

Underwriting income	$1,337	$1,379	(3.0)%

Combined ratio	85.3%	83.7%

Current accident year underwriting income excluding catastrophe losses	$1,545	$1,402	10.2%

Current accident year combined ratio excluding catastrophe losses	83.1%	83.4%

Life Insurance

Net premiums written (increase of 127.6% in constant dollars)	$1,270	$562	126.1%

Segment income (increase of 146.5% in constant dollars)	$254	$106	140.3%

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•	Consolidated net premiums earned increased 15.2%, or 15.8% in constant dollars. P&C net premiums earned increased 8.1%, or 8.7% in constant dollars.
•	Operating cash flow was $2.52 billion for the quarter.
•

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $400 million (4.1 percentage points of the combined ratio) and $319 million, respectively, compared with $291 million (3.2 percentage points of the combined ratio) and $241 million, respectively, last year.

•	Total pre-tax and after-tax favorable prior period development were $200 million and $155 million, respectively, compared with $247 million and $205 million, respectively, last year.
•

Total capital returned to shareholders in the quarter was $1.08 billion, including share repurchases of $724 million at an average purchase price of $197.04 per share, and dividends of $354 million. Total capital returned to shareholders for the six months ended June 30, 2023 was $1.85 billion, including share repurchases of $1.15 billion at an average purchase price of $202.62 per share, and dividends of $698 million. The company previously announced that its Board of Directors approved a new share repurchase program effective July 1, 2023 of up to $5 billion with no expiration date.

•

On July 1, 2023, the company completed the acquisition of additional shares in Huatai Insurance Group Co. Ltd. (Huatai Group), a Chinese financial services holding company, bringing its total aggregate ownership in Huatai Group to 69.6%. The company expects the ownership percentage to increase further during the quarter. Chubb will apply consolidation accounting to its Huatai Group investment effective in the third quarter of 2023.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2023 are presented below:

		As Adjusted
Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$7,503	$6,829	9.9%
Combined ratio	84.2%	80.2%
Current accident year combined ratio excluding catastrophe losses	81.3%	81.0%

North America Commercial P&C Insurance
Net premiums written	$5,155	$4,665	10.5%
Major accounts retail and excess and surplus (E&S) wholesale	$3,307	$2,895	14.2%
Middle market and small commercial	$1,848	$1,770	4.4%
Combined ratio	82.5%	76.9%
Current accident year combined ratio excluding catastrophe losses	80.7%	80.8%

North America Personal P&C Insurance
Net premiums written	$1,581	$1,426	10.8%
Combined ratio	88.9%	86.9%
Current accident year combined ratio excluding catastrophe losses	80.5%	79.7%

North America Agricultural Insurance
Net premiums written	$767	$738	4.0%
Combined ratio	86.2%	89.1%
Current accident year combined ratio excluding catastrophe losses	87.4%	85.4%

Overseas General Insurance
Net premiums written (increase of 10.9% in constant dollars)	$2,885	$2,640	9.3%
Commercial P&C (increase of 11.9% in constant dollars)	$1,728	$1,582	9.2%
Consumer P&C (increase of 9.5% in constant dollars)	$1,157	$1,058	9.3%
Combined ratio	84.0%	81.6%
Current accident year combined ratio excluding catastrophe losses	85.2%	86.2%

Life Insurance
Net premiums written (increase of 127.6% in constant dollars)	$1,270	$562	126.1%
Segment income (increase of 146.5% in constant dollars)	$254	$106	140.3%

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•

North America Commercial P&C Insurance: The combined ratio increased 5.6 percentage points, reflecting the impact of higher catastrophe losses and lower favorable prior period development. The current accident year combined ratio excluding catastrophe losses decreased 0.1 percentage point, comprising a 0.7 percentage point decrease in the loss ratio and a 0.6 percentage point increase in the expense ratio, as with last quarter, primarily from higher pension expenses reflecting financial market conditions at time of valuation late in 2022.

•

North America Personal P&C Insurance: The combined ratio increased 2.0 percentage points, primarily reflecting higher catastrophe losses. The current accident year combined ratio excluding catastrophe losses increased 0.8 percentage point, with 0.4 percentage point each from the loss ratio and the expense ratio. The increase in the expense ratio is primarily from higher pension expenses as noted above.

•

North America Agricultural Insurance: The combined ratio decreased 2.9 percentage points, reflecting lower catastrophe losses. The current accident year combined ratio excluding catastrophe losses increased 2.0 percentage points, including 1.3 percentage points in the loss ratio, which contemplates a lower underwriting gain for the current crop year compared to the loss ratio booked last year at this time.

•

Overseas General Insurance: The combined ratio increased 2.4 percentage points reflecting both lower catastrophe losses and lower favorable short-tail prior period development in the quarter. For the six months, favorable prior period development was short-tail lines related and similar in dollar value to the prior year-to-date period. The current accident year combined ratio excluding catastrophe losses decreased 1.0 percentage point, including a 0.5 percentage point decrease each from the loss ratio and the expense ratio.

•

Life Insurance: Segment income was $254 million, up 140.3%, driven substantially by International Life insurance as a result of the acquisition of the Cigna Asian business and Huatai, which had higher investment income.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2023, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 26, 2023 beginning at 8:00 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

“As Adjusted”: Effective January 1, 2023, the company adopted the Long-Duration Targeted Improvements (LDTI) U.S. GAAP guidance, which principally impacted the Life Insurance segment. LDTI requires more frequent updating of assumptions and a standardized discount rate for long-duration contracts, a requirement to use the fair value measurement model for policies with market risk benefits and amortization of deferred acquisition costs on a constant level basis. Under LDTI, the company’s reinsurance programs covering variable annuity guarantees (principally guaranteed minimum death benefits and guaranteed minimum income benefits) meet the definition of market-risk benefits (MRB) and are measured at fair value and are now reported within “Market risk benefits” in the financial statements. The impact to 2022 results was immaterial.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 40,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) and Cigna business of $3 million and $14 million in Q2 2023 and Q2 2022, respectively, and including investment income of $93 million and $48 million in Q2 2023 and Q2 2022, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $5 million and $30 million for the six months ended June 30, 2023 and 2022, respectively, and the investment income from private equity partnerships was $184 million and $111 million for the six months ended June 30, 2023 and 2022, respectively. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), market risk benefit gains (losses), Cigna integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses due to the size

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Chubb Limited News Release

and complexity of this acquisition. Cigna integration expenses are incurred by the overall company and are included in Corporate. These expenses include legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the on-going activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on MRB, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM - not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

  Chubb Limited

  Summary Consolidated Balance Sheets

  (in millions of U.S. dollars, except per share data)

  (Unaudited)

		As Adjusted

	June 30 2023	December 31 2022

Assets
Investments	$116,636	$113,551
Cash	2,285	2,012
Insurance and reinsurance balances receivable	14,128	11,933
Reinsurance recoverable on losses and loss expenses	18,398	18,859
Goodwill and other intangible assets	21,642	21,669
Other assets	32,359	30,993

Total assets	$205,448	$199,017

Liabilities
Unpaid losses and loss expenses	$76,480	$75,747
Unearned premiums	21,860	19,713
Other liabilities	54,233	53,038

Total liabilities	152,573	148,498

Shareholders’ equity
Total shareholders’ equity, excl. AOCI	62,697	60,704
Accumulated other comprehensive income (loss) (AOCI)	(9,822)	(10,185)

Total shareholders’ equity	52,875	50,519

Total liabilities and shareholders’ equity	$205,448	$199,017

Book value per common share	$128.75	$121.85
Tangible book value per common share	$78.97	$72.51
Book value per common share, excl. AOCI	$152.66	$146.42
Tangible book value per common share, excl. AOCI	$101.03	$94.90

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Chubb Limited News Release

Chubb Limited Summary Consolidated Financial Data (in millions of U.S. dollars, except share, per share data, and ratios) (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
		As Adjusted		As Adjusted

	2023	2022	2023	2022
Gross premiums written	$14,880	$13,038	$27,884	$24,532
Net premiums written	11,951	10,293	22,661	19,482
Net premiums earned	10,999	9,549	21,141	18,286
Losses and loss expenses	5,683	5,206	10,831	9,770
Policy benefits	830	361	1,627	734
Policy acquisition costs	2,016	1,726	3,964	3,445
Administrative expenses	969	818	1,899	1,596
Net investment income	1,145	888	2,252	1,710
Net realized gains (losses)	(304)	(503)	(381)	(480)
Market risk benefits gains (losses)	(7)	(33)	(122)	16
Interest expense	165	134	325	266
Other income (expense):
Gains (losses) from separate account assets	(12)	(18)	(37)	(49)
Other	112	(83)	433	260
Amortization of purchased intangibles	70	71	142	142
Cigna integration expenses	15	3	37	3
Income tax expense	392	291	776	644

Net income	$1,793	$1,190	$3,685	$3,143

Diluted earnings per share:
Net income	$4.32	$2.80	$8.84	$7.35
Core operating income	$4.92	$4.22	$9.32	$8.05

Weighted average shares outstanding	415.6	425.4	416.8	427.7

P&C combined ratio
Loss and loss expense ratio	59.3%	58.3%	59.1%	57.4%
Policy acquisition cost ratio	17.9%	17.6%	18.3%	18.5%
Administrative expense ratio	8.2%	8.1%	8.4%	8.3%

P&C combined ratio	85.4%	84.0%	85.8%	84.2%

P&C underwriting income	$1,425	$1,441	$2,638	$2,724

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